Exhibit 10.72
CONFORMED COPY
WebMD Health Corp.
669 River Drive
Elmwood Park, NJ 07407
As of November 9, 2009
Kevin Cameron
c/o WebMD Health Corp.
669 River Drive
Elmwood Park NJ 07407
Dear Kevin
Reference is made to the Employment Agreement between you and WebMD Health Corp. (previously known as HLTH Corporation, “WebMD Health”) dated as of September 23, 2004, as previously amended on each of February 1, 2006 and December 16, 2008 (as so amended, the “Employment Agreement”). Capitalized terms used herein without definition have the meanings specified in the Employment Agreement.
You have informed us that you are able to return to work on a part-time basis. Accordingly, this letter amendment to the Employment Agreement sets forth the terms of your return to work and your continued employment with WebMD Health after the completion of the merger of HLTH Corporation with and into WebMD Health (the “Merger”). It is intended to preserve the payments and other benefits that you would have received if you had terminated your employment for Good Reason as a result of the change in your position after the Merger and the changes to the other terms of your employment as described herein.
Accordingly, the Employment Agreement is hereby amended as follows:
1. Amendment to Employment, Compensation and Benefits Sections. Effective November 3, 2009, your title is Special Advisor to the Chairman and your base salary is $100,000 per annum. In addition, any annual bonus that may be paid to you will be determined by the Compensation Committee in its sole discretion. You shall devote your business time (with the exceptions noted in the Employment Agreement) to the performance of your duties for the Company, with reasonable accommodation for your medical condition. Section 2.2(a) is amended by deleting the words “other similarly situated” contained therein.

2. Amendment to Severance Provisions. Notwithstanding anything to the contrary contained in the Employment Agreement, you will be entitled to the payments and other benefits specified in Section 4.4(i) through (iv) all in accordance with, and payable as provided in, the terms of such subsections, subject to Section 4.7, 4.8 and 4.9 and the provisos at the end of Section 4.4 of the Employment Agreement, at such time as your employment terminates for any reason or no reason, whether by you or WebMD Health and whether during or after the Initial Employment Period. The payments under Section 4.4(i) will be calculated as if your employment was terminated by you for Good Reason immediately prior to the consummation of the Merger.
3. Section 4.5. Clauses (i)-(iii) of the second sentence of Section 4.5 of the Employment Agreement are hereby deleted. For the sake of clarity, as the definition of Good Reason continues to be relevant to the Existing Stock Options in the event of a Change of Control, you will have Good Reason under clause (1) or (2) thereof only if (A) the Company breaches the Employment Agreement as amended hereby or (B) demotes you from the position or materially diminishes the responsibilities that you hold immediately prior to the Change of Control.
4. Effect on the Employment Agreement. Except as set forth herein, the Employment Agreement remains in full force and effect. All references to the Employment Agreement shall be deemed references to the Employment Agreement as amended hereby.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of November 9, 2009.

WEBMD HEALTH CORP.
/s/ Douglas W. Wamsley
Name:	Douglas W. Wamsley
Title:	Executive Vice President

/s/ Kevin M. Cameron
KEVIN CAMERON